Exhibit 99.1

EBAY & SOTHEBY’S PARTNER TO BRING WORLD CLASS ART AND COLLECTIBLES
TO A GLOBAL COMMUNITY

Art and collectibles from Sotheby’s live auctions in New York will be made available to eBay’s 145 million active buyers

NEW YORK - July 14, 2014 - Today, eBay and Sotheby’s announced a partnership that will unite the global leader in online shopping with the iconic international art business and auctioneer. Together, they are developing an innovative online platform that will make it easier for millions of people worldwide to discover, browse and acquire exceptional works of art, antiques and collectibles.

Both companies contribute strong capabilities to the partnership. Sotheby’s brings renowned expertise, world-class artwork and collectibles, and historic auction experience while eBay’s technology platform, integrated payment solutions and unrivalled skill in attracting online collectors enable a global audience of 145 million active buyers to enjoy frictionless shopping.

eBay and Sotheby’s will start by offering a number of live auctions that are taking place at Sotheby’s headquarters in New York. To accomplish this, eBay in the near future will be launching a newly-designed experience on its site, tailored for collectors of rare, unique and premium art and collectibles as well as first-time buyers. Sotheby’s will be the preeminent anchor tenant in the revamped marketplace, which will include a new live auction feature and real-time bidding from anywhere around the world.

The Sotheby’s auctions will present 18 collecting categories. Going forward, the partnership will explore themed and time-based sales, as well as live auctions from Sotheby’s other global salesrooms. Evening Sales will not be included.

“The growth of the art market, new generation technology and our shared strengths make this the right time for this exciting new online opportunity,” said Bruno Vinciguerra, Sotheby’s Chief Operating Officer. “We are joining with eBay to make our sales more accessible to the broadest possible audience around the world.”

Devin Wenig, president of eBay Marketplaces, said, “A Sotheby’s-eBay partnership is a significant milestone in our efforts to expand the live auction market. Sotheby’s is one of the most respected names in the world. When you combine its inventory with eBay’s technology platform and global reach, we can give people access to the world’s finest, most inspiring items - anytime, anywhere and from any device. That is an experience we believe our customers will love.”

As technology evolves and mobile commerce becomes ubiquitous, collectors are increasingly purchasing high-end items online and even on-the-go from their mobile devices. Both companies will focus on growing the market at price points where they expect their collectors to converge in the future - particularly in the segments such as jewelry, watches, prints, wine, photographs and 20th Century design. The global art market is currently estimated around $65 billion, with annual online sales far below averages for other luxury goods*. Projections show online art sales could reach $13 billion by 2020*.

Exhibit 99.1

“We believe there is a great opportunity, through this partnership, to truly make art more accessible to exponentially more collectors. That’s what makes this so exciting,” added Vinciguerra.

*TEFAF 2014 Report

Sotheby’s by the Numbers

•	Online bidders competed for 17% of the total lots offered in 2013

•	John James Audubon’s elephant-folio The Birds of America sold in April 2014 for $3.5 million - marking a new record for an online purchase in a live auction at Sotheby’s

•	The number of lots purchased online in 2013 increased 36% vs. 2012

•	In 2013:

◦	More than half of all lots sold were in the $5,000-$100,000 range

◦	The average value for sold Watches was $41,753

◦	The average value for sold Prints was $27,575

◦	The average value for sold Books & Manuscripts was $18,484

•	32% of all BIDnow bidders had never transacted at Sotheby’s prior to 2013

•	The number of visitors to sothebys.com on mobile devices (tablet + smartphone) doubled in 2013 vs. 2012

•	Mobile traffic now in 2014 accounts for 25% of total Sotheby’s website traffic
eBay by the Numbers:

•	Collectibles accounted for nearly $8 billion of GMV in 2013 with 36 million active buyers

•	Each day on eBay, more than 3,500 auctions close with a price of >$5,000

•	eBay has 145 million global active buyers in 190 countries

•	40% of eBay Volume is touched by mobile

•	eBay enabled $20 billion in mobile commerce in 2013, up from $0 in 2008

About eBay Marketplaces
eBay is one of the world’s largest online marketplaces, connecting people with the things they need and love virtually anytime, anywhere. eBay has 145 million active buyers globally and more than 650 million live individual and merchant listings at any given time. With mobile apps available in 190 countries, eBay delivers a personalized shopping experience and seamless access to inventory from down the street and around the world. Tailored shopping experiences customize buying and selling; and eBay provides variety and choice for sellers by enabling them to offer goods through online, mobile and local channels to consumers around the world. For more information, visit www.ebay.com.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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